                                                                    Exhibit 99.3

                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                         Fiscal Year Ended May 1, 2002


                                                                    Adjustments
                                                                      for the
                                                   Historical      Transaction        Pro Forma
                                                   -----------     -------------      ------------
                                                                   (in thousands)
Sales............................................   $9,431,000       $(1,816,964)(a)    $7,614,036
Cost of products sold............................    6,093,827        (1,235,740)(b)     4,858,087
                                                    -----------      ------------        ----------
Gross profit.....................................    3,337,173          (581,224)        2,755,949
Selling, general and administrative expenses.....    1,746,702          (290,625)(b)     1,456,077
                                                    -----------      ------------        ----------
Operating income.................................    1,590,471          (290,599)        1,299,872
Interest income..................................       27,445            (1,248)(c)        26,197
Interest expense.................................      294,269           (63,658)(d)       230,611
Other expenses, net..............................       45,057              (119)(e)        44,938
                                                    -----------      ------------        ----------
Income before income taxes.......................    1,278,590          (228,070)        1,050,520
Provision for income taxes.......................      444,701           (69,362)(f)       375,339
                                                    -----------      ------------       -----------
Net income from continuing operations............   $  833,889       $  (158,708)       $  675,181
                                                    ===========      ============       ===========
Diluted income from
   continuing operations
      per share..................................   $     2.36                          $     1.91
                                                    ==========                          ==========
Average common shares
   outstanding -- diluted........................      352,872                             352,872
                                                    ==========                          ==========
Basic income from
   continuing operations
      per share..................................   $     2.38                          $     1.93
                                                    ==========                          ==========
Average common shares
   outstanding -- basic..........................      349,921                             349,921
                                                    ==========                          ==========

NOTE: For the year ended May 1, 2002, there were $17.9 million pretax ($0.03 earnings per share) of special items in the historical results of which $5.5 million pretax ($0.00 earnings per share) were related to SKF Foods and $12.4 million pretax ($0.03 earnings per share) to continuing operations. See Heinz's Annual Report filed on Form 10-K for the year ended May 1, 2002 for further details.

                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                         Fiscal Year Ended May 1, 2002

(a) Represents the revenues of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broth and U.S. infant feeding businesses, all of which were transferred to SKF Foods as a result of the transaction.

(b) Represents costs directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(c) Represents the interest income directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(d) Represents the interest expense on approximately $1.1 billion of debt that was repaid as a result of the transaction. Based on the outstanding floating rate debt, a variation in interest rates of 1/8% would cause interest expense to fluctuate approximately $0.1 million annually.

(e) Represents other miscellaneous expenses directly attributable to those businesses that were transferred to SKF Foods as a result of the transaction.

(f) Represents the tax provision associated with the income before taxes that were transferred to SKF Foods as a result of the transaction.